Via Facsimile and U.S. Mail
Mail Stop 6010


January 10, 2006


Mr. Thomas C. Freyman
Executive Vice President, Finance and Chief Financial Officer
Abbott Laboratories, Inc.
100 Abbott Park Road
Abbott Park, IL 60064-6400

Re:	Abbott Laboratories, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	File No. 001-02189

Dear Mr. Freyman:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



      Jim Rosenberg
							Senior Assistant Chief
Accountant